Continental Assurance Company

                                Separate Account (B)

                             Annual Meeting of Participants


On Thursday, May 6, 2010, the Annual Meeting of Participants was held in Room 212 North at 333 South Wabash Avenue, Chicago, Illinois 60604.

The following 3 matters were voted upon at the Annual Meeting:

1.	Election of Committee Members:
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The Participants elected Committee Members to serve until the next Annual Meeting of the Participants and until their successors shall have been elected and qualified. Management nominated the following individuals for election as Committee Members to serve until the next Annual Meeting of Participants and until their successors are elected and have qualified:

			Richard T. Fox;
			Dennis R. Hemme;
			Marilou R. McGirr;
			Petrine J. Nielsen; and
			Peter J. Wrenn.

There were no other nominees. Each of the above nominees received not fewer than 680,977 votes. The minimum percentage for such nominees was 97.06% of the total units present. As such, the above persons were elected to serve as Committee Members of Continental Assurance Company Separate Account(B) (the "Separate Account") until the next Annual Meeting of the Participants and until their successors shall have been elected and qualified. The above Committee Members are the same Committee Members who were currently in office. There are no other Committee Members.



2.	Approval of the Continuation of the Second Restated and Amended

Investment Advisory Agreement with Continental Assurance Company:
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The Participants voted on whether or not to approve the continuation of the Second Restated and Amended Investment Advisory Agreement with Continental Assurance Company. 625,961 units were voted by proxy for the approval of the continuation of the Second Restated and Amended Investment Advisory Agreement with Continental Assurance Company, 5,325 units were voted against the approval of the continuation of the Second Restated and Amended
Investment Advisory Agreement with Continental Assurance Company, and 70,340 units abstained. The votes in favor of the continuation of the Second Restated and Amended Investment Advisory Agreement with Continental Assurance Company represent 89.22% of the total units present. Given the voting results, the continuation of the Second Restated and Amended Investment Advisory Agreement with Continental Assurance Company was approved. As such, the Second Restated and Amended Investment Advisory Agreement with Continental Assurance Company will continue from year to year, unless sooner terminated, subject to annual approval by the Committee for the Separate Account of Continental Assurance Company, including a majority of the Committee Members who are not 'interested persons' as defined in the Investment Company Act of 1940.





3.	Ratification of the Committee Members' selection of Deloitte &

Touche LLP to serve as the independent registered public accounting firm for the Separate Account for the fiscal year ending December 31, 2010:
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The Participants voted on whether or not to ratify the Committee Members' selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm for the Separate Account for the fiscal year ending December 31, 2010. 636,601 units were voted by proxy for the ratification of the Committee Members'selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm for the Separate Account for the fiscal year ending December 31, 2010, 7,147 units were voted against said selection and 57,878 units abstained. The votes in favor of the Committee Members' selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm for the Separate Account for the fiscal year ending December 31, 2010 represent 90.73% of the total units present. As such, the Committee Members' selection of Deloitte & Touche LLP to serve as independent public accountants for the Separate Account for the fiscal year ending December 31, 2010 was ratified.

There being no further business, the meeting was adjourned.